Exhibit 5.1

2200 Ross Avenue, Suite 2800 • Dallas, Texas 75201-2784 Telephone: 214 855 8000 • Facsimile: 214 855-8200

December 7, 2012

Conn’s, Inc.

4055 Technology Forest Boulevard

The Woodlands, Texas 77381

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Conn’s, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (Registration No. 333-180789) (the “Registration Statement”), including the prospectus constituting a part thereof, dated October 2, 2012, as supplemented by the final prospectus supplement dated December 7, 2012 (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale by the Company of (i) 1,408,379 shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), and (ii) up to 825,000 additional shares of Common Stock pursuant to the over-allotment option granted by the Company to the underwriters for such public offering in the manner set forth in the Prospectus (the shares of Common Stock described in clauses (i) and (ii) are collectively referred to as the “Shares”).

In arriving at the opinion expressed below, we have examined (i) the Registration Statement, (ii) the Prospectus, (iii) the Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated By-Laws, (iii) resolutions of the Company’s Board of Directors and the Pricing Committee of the Company’s Board of Directors relating to the authorization of the issuance of the Shares subject to the Registration Statement; and (iv) such other instruments and certificates of public officials and other persons as we have deemed appropriate. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the genuineness of all signatures on documents reviewed by us.

Based upon the foregoing, and upon such further examination as we have deemed relevant and necessary, we are of the opinion that the Shares covered by the Registration Statement, when issued and paid for in the manner contemplated by the Registration Statement and the Prospectus, will be duly and validly issued, fully-paid and nonassessable.

Houston • New York • Washington DC • Austin • Dallas • Denver • Los Angeles • Minneapolis • San Antonio • St. Louis

Beijing • Dubai • Hong Kong • London • Munich • Riyadh

Conn’s, Inc.

December 7, 2012

We express no opinion as to the applicability of, compliance with or effect of, the law of any jurisdiction other than United States federal law, the General Corporation Law of the State of Delaware (the “DGCL”), and applicable provisions of the Delaware Constitution, in each case as currently in effect, and reported judicial decisions interpreting the DGCL and such provisions of the Delaware Constitution.

We hereby consent to the deemed incorporation by reference of this opinion into the Registration Statement and to the references to our firm therein. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Fulbright & Jaworski L.L.P.

Fulbright & Jaworski L.L.P.